Exhibit 21.1

SUBSIDIARIES OF BLADE URBAN AIR MOBILITY, INC.

The following are the subsidiaries of Blade Urban Air Mobility, Inc. as of January 28, 2021:

Subsidiary	Jurisdiction of Organization
Blade Urban Ground Mobility LLC	New York
Blade US LLC	Delaware
FlyBlade LLC	Delaware